UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 7, 2015

GAIAM, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	0-27515	84-1113527
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

833 W. South Boulder Road, Louisville, CO 80027-2452

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (303) 222-3600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 7, 2015, Gaiam, Inc. (the “Company” or “Gaiam”) appointed Bart Foster, age 39 to serve as President of Gaiam starting January 12, 2015.

Mr. Foster founded SoloHealth, a consumer-driven healthcare technology company, in 2007. Mr. Foster served as SoloHealth’s Chief Executive Officer between 2007 and 2014, growing it through long-term contracts with large retailers, health and wellness product companies, and strategic partnerships. Previously, he served as an account director at pharmaceutical giant Novartis, where he was responsible for sales and merchandising activities for several consumer products with retailers across the U.S. and Europe

The Company entered into a written agreement with Mr. Foster effective January 7, 2015 outlining the terms of his employment as President. Mr. Foster will report to the Company’s Chief Executive Officer and will receive an annual salary of $350,000. Mr. Foster will participate in the Company’s performance-based bonus plan and will be eligible to receive a bonus of up to 100% of his base salary based on criteria to be mutually agreed to by Mr. Foster and the Company’s Compensation Committee. Mr. Foster has agreed to a 2-year non-compete covenant and a 5-year non-solicitation covenant.

On January 12, 2015, the Company granted Mr. Foster options to purchase 130,000 shares of the Company’s class A common stock at an exercise price of $7.15 per share pursuant to the terms of Gaiam’s 2009 Long-Term Incentive Plan. The options vest 2% per month for 50 months starting in December 2015.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release issued by Gaiam on January 12, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAIAM, INC.

By:	/s/ Stephen J. Thomas
Stephen J. Thomas
Chief Financial Officer

Date: January 12, 2015

Exhibit Index

Exhibit No.	Description of Exhibit

99.1	Press Release issued by Gaiam on January 12, 2015.

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